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Exhibit 11.  Statement re Computation of per share earnings


Three Months Ended March 31, 2005

Basic Earnings Per Share:

Net Income                                           $823,214          =        $0.55
------------------------------------------------     ---------
Weighted Average Number of Common Shares             1,504,018


Diluted Earnings Per Share:

Net Income                                           $823,214          =        $823,214 =       $0.54
------------------------------------------------     ---------                  --------
Weighted Average Number of Common Shares             1,504,018+10,892           1,514,910
Adjusted for Effect of Outstanding Options
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